Exhibit 99.1

NYSE: TRV	The Travelers Companies, Inc. 485 Lexington Avenue New York, NY 10017-2630 www.travelers.com

Travelers Reports First Quarter Net and Operating Income per Diluted Share of $1.92 and $1.89, an Increase of 54% and 55%, Respectively, From a Year Ago

•             EPS up as a result of significantly lower catastrophe losses, the impact of fewer outstanding shares and the favorable resolution of prior year tax matters.

•             Total net written premiums up nearly 4% and notably reflect overall gains in pricing and renewing Business Insurance customers purchasing more insurance.

•             Repurchased 18.9 million common shares for $1.1 billion.

•             Board of Directors approves a 14% increase in the company’s regular quarterly dividend per share to $0.41.

New York, April 21, 2011 — The Travelers Companies, Inc. today reported results for the first quarter 2011.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended March 31,
except for premiums & revenues)	2011	2010	Change
Net written premiums	$5,437	$5,251	4%

Earned premiums	$5,371	$5,230	3
Net investment income	779	753	3
Fee income & other	128	136	(6)
Total revenues	$6,278	$6,119	3

Operating income	$826	$631	31
per diluted share	$1.89	$1.22	55
Net income	$839	$647	30
per diluted share	$1.92	$1.25	54

Diluted weighted average shares outstanding	434.4	515.1	(16)

GAAP combined ratio	94.7%	96.4%	(1.7	)pts

Operating return on equity	14.1%	10.1%	4.0	pts
Return on equity	13.3%	9.6%	3.7	pts

	As of March 31,
	2011	2010	Change
Book value per share	$59.91	$53.50	12%
Adjusted book value per share	55.59	49.60	12

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are very pleased to be starting the year with strong earnings,” commented Jay Fishman, Chairman and Chief Executive Officer.  “Underwriting results and net investment income reflected solid performance. In addition, we were pleased to see the favorable impact of pricing and improved economic conditions on net written premiums.

“Across our diversified commercial insurance businesses, pricing continued to improve with renewal rate change turning positive early in the quarter and trending upward from there. We also continued to see growth in the number of accounts. In addition, exposure change at renewal increased, and we were very pleased that audit premiums turned positive for the first time since second quarter 2009. In Personal Insurance, the environment remained generally stable, and renewal premium change was once again positive.  Importantly, retention levels remained high across all of our business segments, demonstrating the significant value we provide to our customers, agents and brokers.

“Looking forward, we feel very good about our position in the marketplace and are cautiously but increasingly optimistic about the operating environment,” concluded Fishman.

First Quarter 2011 Consolidated Results

	Three Months Ended March 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax
Underwriting gain	$247		$155		$249	$80
Underwriting gain includes:
Net favorable prior year reserve development	237		294		155	192
Catastrophes, net of reinsurance	(186)		(471)		(122)	(312)
Resolution of prior year tax matters					100	—
Net investment income	779		753		622	610

Other, including interest expense	(77)		(76)		(45)	(59)
Other also includes:
Resolution of prior year tax matters					4	—

Operating income	949		832		826	631
Net realized investment gains	20		25		13	16
Income before income taxes	$969		$857
Net income					$839	$647

GAAP combined ratio	94.7%		96.4%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	93.8%		95.8%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(4.4	)pts	(5.6	)pts
Catastrophes, net of reinsurance	3.4	pts	9.0	pts

Operating income of $826 million after-tax in the current quarter increased $195 million from the prior year quarter primarily due to a $169 million after-tax increase in the underwriting gain which included a $100 million benefit from favorable resolution of prior year tax matters primarily related to 2007 and 2008.

The improvement in the underwriting gain in the current quarter reflected a GAAP combined ratio of 94.7 percent, as compared to 96.4 percent in the prior year quarter. This improvement of 1.7 points in the combined ratio was primarily driven by a $285 million pre-tax decrease in catastrophe losses (improvement of 5.6 points), partially offset by a $57 million pre-tax decrease in net favorable prior year reserve development (increase of 1.2 points). Catastrophe losses in the current quarter were primarily due to winter storms throughout the United States. Net favorable prior year reserve development in the current quarter occurred in all three segments, but particularly in Business Insurance as a result of better than expected loss experience in the general liability and property product lines.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 95.7 percent, as compared to 93.0 percent in the prior year quarter.  This increase of 2.7 points was primarily due to the impact of reduced underwriting margins related to earned pricing and loss cost trends in Business Insurance and higher non-catastrophe weather-related losses in Personal Insurance.

Total revenues of $6.278 billion in the current quarter increased $159 million, or 3 percent, from the prior year quarter due to a $141 million increase in earned premiums and a $26 million increase in pre-tax net investment income. After-tax net investment income in the current quarter increased 2 percent from the prior year quarter due to strong results in the non-fixed income portfolio. Net investment income from the fixed income portfolio decreased modestly from the prior year quarter due to lower average invested assets that reflected the impact of the company’s common share repurchases, as well as lower reinvestment rates.

Net written premiums of $5.437 billion in the current quarter increased 4 percent from the prior year quarter due to strong results in Business Insurance and Personal Insurance. Retention rates remained high and new business volumes were generally stable across all three business segments. Renewal rate change was positive in Business Insurance and Personal Insurance but was slightly negative in Financial, Professional & International Insurance. Net written premiums in Business Insurance also benefited from modestly positive audit premiums, compared to significant negative audit premiums in the prior year quarter.

Capital Management

“We remain very pleased with our capital structure and balance sheet strength,” commented Jay S. Benet, Vice Chairman and Chief Financial Officer. “Our ongoing commitment to returning excess capital to our shareholders was evidenced by the $1.1 billion in common share repurchases during the first quarter and the 14 percent increase in our quarterly dividend that we announced today.”

Shareholders’ equity ended first quarter 2011 at $25.2 billion, a slight decrease from year-end 2010 resulting from common share repurchases. Included in shareholders’ equity at the end of the current quarter were after-tax unrealized gains of $1.8 billion, compared to $1.9 billion at year-end 2010. All of the company’s financial strength indicators remained at or better than target as statutory surplus ended the current quarter at $20.6 billion, holding company liquidity was $2.9 billion and the debt-to-capital ratio (excluding net unrealized investment gains) was 22.0 percent.

The Board of Directors declared a regular quarterly dividend of $0.41 per common share.  This dividend, which is $0.05 higher than the last regular quarterly dividend, is payable June 30, 2011, to shareholders of record as of the close of business June 10, 2011.

Business Insurance Segment Financial Results

“The improved trends in Business Insurance seen in fourth quarter 2010 continued into the new year,” commented Brian MacLean, President and Chief Operating Officer. “These favorable trends in pricing and exposure drove strong net written premium growth in the quarter. The investments we have made in our franchise over the past few years, which we believe have driven our sizable account growth, position us well to continue to grow our business profitably.”

	Three Months Ended March 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax
Underwriting gain	$129		$218		$153	$132
Underwriting gain includes:
Net favorable prior year reserve development	143		242		93	158
Catastrophes, net of reinsurance	(112)		(135)		(73)	(88)
Resolution of prior year tax matters					76	—

Net investment income	556		528		445	430

Other	9		6		6	5

Operating income	$694		$752		$604	$567

GAAP combined ratio	94.9%		91.4%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.2	)pts	(9.2	)pts
Catastrophes, net of reinsurance	4.1	pts	5.1	pts

Operating income in the current quarter of $604 million after-tax increased $37 million from the prior year quarter primarily due to a $21 million after-tax increase in the underwriting gain and a $15 million after-tax increase in net investment income. The underwriting gain in the current quarter included a $76 million benefit from favorable resolution of prior year tax matters.

The underwriting gain in the current quarter reflected a GAAP combined ratio of 94.9 percent, as compared to 91.4 percent in the prior year quarter. This increase of 3.5 points in the combined ratio was primarily due to a $99 million pre-tax decrease in net favorable prior year reserve development (increase of 4.0 points), partially offset by a $23 million pre-tax decrease in catastrophe losses (improvement of 1.0 point). Catastrophe losses in the current quarter were primarily due to winter storms throughout the United States. Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the excess coverages of the general liability product line for accident years 2008 and prior, as well as the property product line for the most recent accident year.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 96.0 percent, as compared to 95.5 percent in the prior year quarter.  This increase of 0.5 points was primarily due to reduced underwriting margins related to earned pricing and loss cost trends, partially offset by the favorable impact on the expense ratio of higher earned premium volume.

Business Insurance net written premiums of $3.020 billion in the current quarter increased 7 percent from the prior year quarter. Net written premiums benefited from improved economic activity as evidenced by positive exposure change at renewal as well as modestly positive audit premiums, compared to significant negative audit premiums in the prior year quarter. Retention rates remained high and increased from recent quarters. The impact of renewal rate change was slightly positive compared to slightly negative in recent quarters. New business volumes remained strong, but decreased modestly from the prior year quarter.

Select Accounts

•             Net written premiums of $732 million increased 4 percent from the prior year quarter.

•             Retention rates remained strong and increased from recent quarters.

•             Renewal premium change remained positive and increased from recent quarters.

•             New business volumes increased from the prior year quarter due to continued strong volumes from TravelersExpressSM, the company’s enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, and increased volumes in larger accounts served by Select.

Commercial Accounts

•             Net written premiums of $822 million increased 16 percent from the prior year quarter.

•             Retention rates remained very strong and increased from recent quarters.

•             Renewal premium change was positive for the second consecutive quarter and increased from recent quarters.

•             New business volumes were strong and increased from the prior year quarter.

National Accounts

•                  Net written premiums of $211 million decreased 7 percent from the prior year quarter primarily due to lower prior year retrospective premium adjustments, partially offset by strong retention rates.

Industry-Focused Underwriting

•            Net written premiums of $628 million increased 10 percent from the prior year quarter. Premium increases were concentrated in the Construction and Technology business units.

Target Risk Underwriting

•             Net written premiums of $413 million approximated the prior year quarter.

Specialized Distribution

•             Net written premiums of $209 million decreased 3 percent from the prior year quarter primarily due to lower new business volumes in the Northland business unit.

Financial, Professional & International Insurance Segment Financial Results

“In FP&II, operating income in the quarter compared to a year ago benefited significantly from lower losses associated with earthquakes and significant weather events,” commented MacLean. “While written and earned premiums have been reduced in the current and recent quarters, the work we have done to improve risk and reward in our International business, particularly in the catastrophe exposed lines in our Lloyd’s syndicate, successfully mitigated losses this quarter. Low levels of construction spending coupled with our commitment to disciplined underwriting continued to impact business volumes in our surety businesses, and we continue to maintain our focus on returns in our management liability businesses.”

	Three Months Ended March 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$33		$6		$32	$(5)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	39		34		26	22
Catastrophes, net of reinsurance	(21)		(86)		(15)	(62)
Resolution of prior year tax matters					14	—

Net investment income	106		111		84	87

Other	7		6		4	4

Operating income	$146		$123		$120	$86

GAAP combined ratio	95.3%		98.9%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(5.1	)pts	(4.2	)pts
Catastrophes, net of reinsurance	2.7	pts	10.4	pts

Operating income in the current quarter of $120 million after-tax increased $34 million from the prior year quarter due to a $37 million after-tax increase in underwriting results. The underwriting gain in the current quarter included a $14 million benefit from favorable resolution of prior year tax matters.

The improvement in underwriting results in the current quarter reflected a GAAP combined ratio of 95.3 percent, as compared to 98.9 percent in the prior year quarter. This improvement of 3.6 points in the combined ratio was driven by a $65 million pre-tax decrease in catastrophe losses (improvement of 7.7 points) and $5 million pre-tax increase in net favorable prior year reserve development (improvement of 0.9 points). Catastrophe losses in the current quarter were concentrated in the company’s Lloyd’s operations and related to the earthquake in Japan. Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in older accident years for the fidelity & surety line of business within Bond & Financial Products.

The current quarter underwriting gain excluding net favorable prior year reserve development and catastrophes reflected a GAAP combined ratio of 97.7 percent, as compared to 92.7 percent in the prior year quarter. This increase of 5.0 points was primarily due to several large losses within International, including losses related to the earthquake in New Zealand that did not meet the company’s threshold for classification as catastrophe losses, as well as an increase in the expense ratio attributable to infrastructure investments within International and lower earned premium volume across the segment.

Financial, Professional & International Insurance net written premiums of $624 million decreased 8 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums decreased 9 percent.

Retention rates, renewal premium changes and new business volumes, as discussed below, exclude the surety line of business as surety products are sold on a non-recurring, project-specific basis.

Bond & Financial Products

•             Net written premiums of $369 million increased 2 percent from the prior year quarter reflecting changes in ceded reinsurance, partially offset by lower business volumes in construction surety due to the continued slowdown in construction spending and disciplined underwriting.

•             Retention rates remained strong and increased from the most recent quarter.

•             Renewal premium change was slightly negative but improved from recent quarters.

•            New business volumes increased from the prior year quarter.

International

•             Net written premiums of $255 million decreased 20 percent from the prior year quarter. Adjusting for the impact of changes in foreign exchange rates, net written premiums decreased 22 percent. This decrease is primarily attributable to intentional underwriting actions taken at the company’s operations at Lloyd’s intended to improve risk and reward (particularly in the catastrophe exposed lines of business), timing related to policies written in the prior year quarter with terms longer than 12 months that will be available for renewal later in 2011 and the termination of an exclusive relationship with a distribution partner in Ireland during fourth quarter 2010.

•             Retention rates continued to be impacted by the termination of the distribution relationship in Ireland and intentional underwriting actions at Lloyd’s.

•             Renewal premium change was negative, as the impact of positive renewal rate change was more than offset by reduced insured exposures primarily resulting from intentional underwriting actions at Lloyd’s.

•             New business volumes decreased from the prior year quarter primarily due to the termination of the distribution relationship in Ireland and intentional underwriting actions at Lloyd’s.

Personal Insurance Segment Financial Results

“Personal Insurance performance remained strong, as we continue our disciplined rate actions,” commented MacLean. “We remain pleased with our production trends and the underlying profitability of our product portfolio.”

	Three Months Ended March 31,
	2011		2010		2011	2010
($ in millions)	Pre-tax				After-tax
Underwriting gain (loss)	$85		$(69)		$64	$(47)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	55		18		36	12
Catastrophes, net of reinsurance	(53)		(250)		(34)	(162)
Resolution of prior year tax matters					10	—

Net investment income	117		114		93	93

Other	18		20		13	13

Operating income	$220		$65		$170	$59

GAAP combined ratio	94.2%		102.6%

GAAP combined ratio excluding incremental impact of direct to consumer initiative	91.4%		100.9%

Impact on GAAP combined ratio
Net favorable prior year reserve development	(3.0	)pts	(1.0	)pts
Catastrophes, net of reinsurance	2.8	pts	14.0	pts

Operating income in the current quarter of $170 million after-tax increased $111 million from the prior year quarter due to a $111 million after-tax increase in underwriting results. The underwriting gain in the current quarter included a $10 million benefit from favorable resolution of prior year tax matters.

The improvement in underwriting results in the current quarter reflected a GAAP combined ratio of 94.2 percent, as compared to 102.6 percent in the prior year quarter. This improvement of 8.4 points in the combined ratio was primarily driven by a $197 million pre-tax decrease in catastrophe losses (improvement of 11.2 points) and a $37 million pre-tax increase in net favorable prior year reserve development (improvement of 2.0 points).  Catastrophe losses in the current quarter were due to winter storms throughout the United States. The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience related to 2010 catastrophes in Homeowners and Other.

The current quarter underwriting results excluding net favorable prior year reserve development and catastrophe losses reflected a GAAP combined ratio of 94.4 percent, as compared to 89.6 percent in the prior year quarter. This increase of 4.8 points was primarily due to much higher non-catastrophe weather-related losses and higher expenses related to the company’s direct to consumer initiative, partially offset by the favorable impact of earned rate increases.

Personal Insurance net written premiums of $1.793 billion increased 3 percent from prior year quarter, including the company’s direct to consumer initiative, reflecting continued positive renewal premium change and strong retention rates.

Agency Automobile and Agency Homeowners and Other, as discussed below, represent business sold through agents, brokers and other intermediaries and exclude direct to consumer.

Agency Automobile

•             Net written premiums of $918 million increased 1 percent from the prior year quarter.

•             Policies in force continued to increase, up 2 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes were consistent with the prior year quarter.

Agency Homeowners and Other

•             Net written premiums of $845 million increased 5 percent from the prior year quarter.

•             Policies in force continued to increase, up 3 percent from the prior year quarter.

•             Retention rates were strong and renewal premium change remained positive.

•             New business volumes decreased from the prior year quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, April 21, 2011. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s website. Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s website.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations website at http://investor.travelers.com.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. The company’s diverse business lines offer its customers a wide range of coverage sold primarily through independent agents and brokers. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and operations in the U.S., Canada, U.K. and Ireland. For more information, visit www.travelers.com.

From time to time, Travelers may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com. In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States. Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Partner Services; and Specialized Distribution including Northland and National Programs. Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and the assumed reinsurance and certain international and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability coverages, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Canada and the Republic of Ireland, and on an international basis as a corporate member of Lloyd’s. The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in this segment are automobile and homeowners insurance sold to individuals.

* * * * *

Forward-Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may”, “will”, “should”, “likely”, “anticipates”, “expects”, “intends”, “plans”, “projects”, “believes”, “estimates” and similar expressions are used to identify these forward-looking statements.  Specifically, statements about the company’s share repurchase plans and statements about the potential impact of investment markets and other economic conditions on the company’s investment portfolio and underwriting results, among others, are forward looking, and the company may also make forward-looking statements about, among other things:

•                  its results of operations and financial condition (including, among other things, premium volume, premium rates, net and operating income, investment income and performance, return on equity, and expected current returns and combined ratios);

•                  the sufficiency of the company’s asbestos and other reserves (including, among other things, asbestos claim payment patterns);

•                  the impact of emerging claims issues;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic and underwriting market conditions; and

•                  strategic initiatives.

The company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the company’s results of operations, its financial position and/or liquidity, and could adversely impact the company’s ratings, the company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption or economic downturn, the company’s business could be materially and adversely affected;

•                  if actual claims exceed the company’s loss reserves, or if changes in the estimated level of loss reserves are necessary, the company’s financial results could be materially and adversely affected;

•                  the company’s investment portfolio may suffer reduced returns or material realized or unrealized losses;

•                  the company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the company’s business are uncertain;

•                  the intense competition that the company faces could harm its ability to maintain or increase its business volumes and profitability;

•                  the company may not be able to collect all amounts due to it from reinsurers, and reinsurance coverage may not be available to the company in the future at commercially reasonable rates or at all;

•                  the company is exposed to credit risk in certain of its business operations;

•                  the company’s businesses are heavily regulated and changes in regulation may reduce the company’s profitability and limit its growth;

•                  a downgrade in the company’s claims-paying and financial strength ratings could adversely impact the company’s business volumes, adversely impact the company’s ability to access the capital markets and increase the company’s borrowing costs;

•                  the inability of the company’s insurance subsidiaries to pay dividends to the company’s holding company in sufficient amounts would harm the company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  disruptions to the company’s relationships with its independent agents and brokers could adversely affect the company;

•                  the company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the company’s net deferred tax assets could be adversely affected by a reduction in the U.S. Federal corporate income tax rate;

•                  the company may be adversely affected if its pricing and capital models are inaccurate;

•                  the company is subject to a number of risks associated with conducting business outside the United States;

•                  the company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the company experiences difficulties with technology, data security and/or outsourcing relationships the company’s ability to conduct its business could be negatively impacted;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the company could be adversely affected if its controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  loss of or significant restriction on the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce the company’s future profitability; and

•                  the company’s repurchase plans depend on a variety of factors, including the company’s financial position, earnings, capital requirements of the company’s operating subsidiaries, legal requirements, regulatory constraints, catastrophe losses, other investment opportunities (including mergers and acquisitions), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance. Internally, the company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions.  Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings (loss) per share is operating income (loss) on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends and Net Income less Preferred Dividends to Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2011	2010

Operating income, less preferred dividends	$825	$630
Preferred dividends	1	1
Operating income	826	631
Net realized investment gains	13	16
Net income	$839	$647

Net income, less preferred dividends	$838	$646
Preferred dividends	1	1
Net income	$839	$647

	Twelve Months Ended December 31,
($ in millions; after-tax)	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	3	3	4	4	5	6
Operating income	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains (losses)	173	22	(271)	101	8	35
Income from continuing operations	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	(439)
Net income	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended
	March 31,
	2011	2010

Basic earnings per share
Operating income	$1.91	$1.23
Net realized investment gains	0.03	0.03
Net income	$1.94	$1.26

Diluted earnings per share
Operating income	$1.89	$1.22
Net realized investment gains	0.03	0.03
Net income	$1.92	$1.25

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2011	2010

Business Insurance	$604	$567
Financial, Professional & International Insurance	120	86
Personal Insurance	170	59
Total segment operating income	894	712
Interest Expense and Other	(68)	(81)
Total operating income	$826	$631

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations. Adjusted average shareholders’ equity is average shareholders’ equity excluding net unrealized investment gains (losses), net of tax, for all quarters included in the calculation and, for each quarterly period included in the calculation, that quarter’s net realized investment gains (losses), net of tax.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of March 31,
($ in millions)	2011	2010

Adjusted shareholders’ equity	$23,348	$24,640
Net unrealized investment gains, net of tax	1,816	1,938
Net realized investment gains, net of tax	13	16
Preferred stock	66	77
Shareholders’ equity	$25,243	$26,671

	As of December 31,
($ in millions)	2010	2009	2008	2007	2006	2005	2004

Adjusted shareholders’ equity	$23,376	$25,453	$25,645	$25,783	$24,545	$22,227	$20,087
Net unrealized investment gains (losses), net of tax	1,858	1,861	(144)	620	453	327	866
Net realized investment gains (losses), net of tax	173	22	(271)	101	8	35	(28)
Preferred stock	68	79	89	112	129	153	188
Discontinued operations	—	—	—	—	—	(439)	88
Shareholders’ equity	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303	$21,201

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended
	March 31,
($ in millions, after-tax)	2011	2010

Annualized operating income, less preferred dividends	$3,303	$2,521
Adjusted average shareholders’ equity	23,449	25,057
Operating return on equity	14.1%	10.1%

Annualized net income, less preferred dividends	$3,354	$2,586
Average shareholders’ equity	25,293	26,965
Return on equity	13.3%	9.6%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income (loss) less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through March 31, 2011

		Three Months Ended
		March 31,		Twelve Months Ended December 31,
($ in millions)		2011	2010	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends		$825	$630	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Operating income, less preferred dividends - annualized		3,303	2,521
Adjusted average shareholders’ equity		23,449	25,057	24,287	25,774	25,668	25,350	23,381	21,118
Operating return on equity		14.1%	10.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period January 1, 2005 through March 31, 2011	14.1%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes, net favorable (unfavorable) prior year loss reserve development and the re-estimation of current year loss ratios, is the underwriting gain adjusted to exclude claims, claim adjustment expenses, and reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current quarter. In the opinion of the company’s management, this measure is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended
	March 31,
($ in millions; after-tax except as noted)	2011	2010

Pre-tax underwriting gain excluding the impact of catastrophes, and net favorable prior year loss reserve development	$196	$332
Pre-tax impact of catastrophes	(186)	(471)
Pre-tax impact of net favorable prior year loss reserve development	237	294
Pre-tax underwriting gain	247	155
Income tax expense (benefit) on underwriting results	(2)	75
Underwriting gain	249	80
Net investment income	622	610
Other, including interest expense	(45)	(59)
Operating income	826	631
Net realized investment gains	13	16
Net income	$839	$647

ADJUSTMENT TO THE GAAP COMBINED RATIO FOR THE INCREMENTAL IMPACT OF THE DIRECT TO CONSUMER INITIATIVE

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio) and the underwriting expense ratio. For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums. The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, and billing and policy fees to net earned premiums.  A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Calculation of the GAAP Combined Ratio

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2011	2010

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,382	$3,388
Less:
Policyholder dividends	10	8
Allocated fee income	33	36
Loss ratio numerator	$3,339	$3,344

Underwriting expense ratio
Amortization of deferred acquisition costs	$948	$929
General and administrative expenses	883	847
Less:
G&A included in Interest Expense and Other	15	10
Allocated fee income	41	43
Billing and policy fees	26	27
Expense ratio numerator	$1,749	$1,696

Earned premium	$5,371	$5,230

GAAP combined ratio (1)
Loss and loss adjustment expense ratio	62.1%	64.0%
Underwriting expense ratio	32.6%	32.4%
Combined ratio	94.7%	96.4%

(1)   For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

GAAP combined ratio excluding the incremental impact of the direct to consumer initiative is the GAAP combined ratio adjusted to exclude the direct, variable impact of the company’s direct-to-consumer initiative in Personal Insurance. In the opinion of the company’s management, this is useful in an analysis of the profitability of the company’s ongoing agency business.

Reconciliation of the Consolidated and Personal Insurance GAAP Combined Ratios (Excluding the Incremental Impact of the Direct to Consumer Initiative) to the Consolidated and Personal Insurance GAAP Combined Ratios

	Three Months Ended
	March 31,
	2011	2010

Personal Insurance
Combined ratio excluding incremental impact of direct to consumer initiative	91.4%	100.9%
Incremental impact of direct to consumer initiative	2.8%	1.7%
Combined ratio	94.2%	102.6%

Consolidated
Combined ratio excluding incremental impact of direct to consumer initiative	93.8%	95.8%
Incremental impact of direct to consumer initiative	0.9%	0.6%
Combined ratio	94.7%	96.4%

ADJUSTMENT TO NET WRITTEN PREMIUMS FOR THE IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Adjusting for the impact of changes in foreign exchange rates allows the effect of foreign exchange rate differences to be isolated in the analysis of changes in various financial statement line items that are translated from a local currency to the company’s reporting currency, U.S. dollars. The impact is determined by assuming constant foreign exchange rates between periods as illustrated in the reconciliation below. In the opinion of the company’s management, this is useful in an analysis of the results of the FP&II segment.

Reconciliation of the Impact of Changes in Foreign Exchange Rates on FP&II Net Written Premiums to FP&II Net Written Premiums

	Three Months Ended
	March 31,
($ in millions)	2011	2010	Change

Net written premium - holding foreign exchange rates constant	$618	$681	(9)%
Impact of changes in foreign exchange rates	6
Net written premium	$624	$681	(8)%

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Adjusted Common Shareholders’ Equity to Shareholders’ Equity

	As of
	March 31,	December 31,	March 31,
($ in millions; except per share amounts)	2011	2010	2010

Tangible common shareholders’ equity	$19,566	$19,737	$20,788
Goodwill	3,365	3,365	3,365
Other intangible assets	482	502	564
Less: Impact of deferred tax on other intangible assets	(52)	(55)	(61)
Adjusted common shareholders’ equity	23,361	23,549	24,656
Net unrealized investment gains, net of tax	1,816	1,858	1,938
Common shareholders’ equity	25,177	25,407	26,594
Preferred stock	66	68	77
Shareholders’ equity	$25,243	$25,475	$26,671

Common shares outstanding	420.3	434.6	497.0

Tangible book value per share	$46.56	$45.42	$41.82
Adjusted book value per share	55.59	54.19	49.60
Book value per share	59.91	58.47	53.50

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the company’s management, the debt to capital ratio is useful in an analysis of the company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capital

	As of
	March 31,	December 31,	March 31,
($ in millions)	2011	2010	2010

Debt	$6,611	$6,611	$6,525
Shareholders’ equity	25,243	25,475	26,671
Total capitalization	31,854	32,086	33,196
Net unrealized investment gains, net of tax	1,816	1,858	1,938

Total capitalization excluding net unrealized gain on investments	$30,038	$30,228	$31,258

Debt-to-capital ratio	20.8%	20.6%	19.7%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.0%	21.9%	20.9%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers. These are GAAP measures.

For the Business Insurance and Financial, Professional and International Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business volume is the amount of written premium related to new policyholders and additional products to existing policyholders.  These are operating statistics, which are subject to change based upon a number of factors, including changes in actuarial estimates.

An insurance company’s statutory surplus represents the excess of its assets over its liabilities in accordance with the statutory accounting practices required by state laws and regulations.

Holding company liquidity is the total cash, short-term invested assets and other readily marketable securities held by the holding company. Holding company liquidity requirements primarily include shareholder dividends and debt service.

For a glossary of other financial terms used in this press release, we refer you to the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902